Exhibit 99.1

The Bon-Ton Stores, Inc. Announces First Quarter Fiscal 2008 Results

YORK, Pa.--(BUSINESS WIRE)--May 22, 2008--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today reported results for the first quarter of fiscal 2008 ended May 3, 2008.

For the thirteen-week period ended May 3, 2008, the Company reported a net loss of $34.1 million, or $2.03 per diluted share, compared to a net loss of $29.3 million, or $1.78 per diluted share for the thirteen-week period ended May 5, 2007.

Comments

Bud Bergren, President and Chief Executive Officer, commented, “Our financial results continue to be impacted by the macro economic environment. Despite the softer retail environment, I’m proud of how our management team executed in the first quarter. We successfully reduced our comparable store inventories by 8.7% as compared to the prior period, which resulted in an improvement in our gross margin rate. We continue to review our expenses and are pleased that during the first quarter we realized a net reduction of $4.6 million in our selling, general and administrative expenses. Lastly, we reduced our debt levels and increased our excess borrowing capacity under our credit facility, as compared to the first quarter of fiscal 2007.”

Mr. Bergren continued, “Looking ahead to the remainder of 2008, we will manage our business under the assumption that the difficult macro economic environment will continue. While we are prepared to implement the necessary measures to deal with the current environment, we remain confident that we have a solid strategic plan in place and we will benefit from our efforts as the macro environment improves.”

Sales

For the first quarter of fiscal 2008, comparable store sales decreased 4.6%. Total sales for the first quarter of fiscal 2008 decreased 5.1% to $700.2 million compared to $737.6 million for the same period last year.

Other Income

Other income in the first quarter of fiscal 2008 decreased slightly to $22.8 million compared to $22.9 million in the first quarter of fiscal 2007.

Gross Margin

In the first quarter, gross margin dollars decreased $9.1 million compared to the first quarter of fiscal 2007, reflecting the decrease in sales volume in fiscal 2008. The gross margin rate for the first quarter of fiscal 2008 increased 0.5 percentage point to 34.0% of net sales, compared to 33.5% reported in the first quarter of fiscal 2007, primarily reflecting our inventory management efforts and resultant reduced markdowns.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses in the first quarter of fiscal 2008 decreased $4.6 million to $255.8 million as compared to $260.3 million in the first quarter of fiscal 2007. The SG&A expense rate for the first quarter of fiscal 2008 was 36.5% compared to 35.3% for the first quarter of fiscal 2007, reflecting the reduced sales volume in fiscal 2008.

EBITDA

EBITDA, defined as net loss before interest, income taxes and depreciation and amortization, decreased $4.7 million in the first quarter of fiscal 2008 to $4.7 million as compared to $9.4 million in the first quarter of fiscal 2007. EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1 below.

Depreciation and Amortization / Amortization of Lease-related Interests

Depreciation and amortization expense, including amortization of lease-related interests, increased $2.0 million to $30.2 million in the first quarter of fiscal 2008 as compared to $28.2 million in the first quarter of fiscal 2007, primarily reflecting the increased expense associated with the prior year capital expenditures.

Interest Expense, Net

Interest expense, net, decreased $3.1 million to $24.4 million in the first quarter of fiscal 2008 as compared to $27.5 million in the first quarter of fiscal 2007. The decrease reflects reduced borrowings and reduced interest rates.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, commented, “As previously stated in our April sales press release, our excess borrowing capacity under our credit facility at the end of the first quarter of fiscal 2008 was $274 million, an increase compared to $191 million at the end of the first quarter of fiscal 2007, reflecting the strength of our balance sheet and reductions in our debt and letters of credit. We will continue to closely manage our excess borrowing capacity in this difficult environment.”

Mr. Plowman continued, “We are operating under the assumption that the retail environment will remain challenging for the remainder of fiscal 2008 and our focus is on strengthening our company through additional operating efficiencies. We are confident that we are well-positioned to take advantage of opportunities when the economy shows signs of recovery. Our revised guidance for fiscal 2008 diluted earnings per share is a range of $0.00 to $0.30 and EBITDA is a range of $224 to $232 million. Assumptions reflected in this guidance include:

  Comparable store sales decrease in the range of 2.5% to 3.5%;
  Gross margin rate flat to the fiscal 2007 rate of 36.1%;
  SG&A dollars decrease to prior year;
  Capital expenditures of $80 million (net of landlord contributions); and
  Estimated diluted weighted average shares outstanding of 17.3 million to 17.5 million.”

The Company’s quarterly conference call to discuss first quarter fiscal 2008 results will be broadcast live today at 10:00 a.m. Eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within two hours after the conclusion of the call. You may also participate by calling (888) 224-1142 at 9:55 a.m. Eastern time. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, June 5, 2008. The number to call for the taped replay is (888) 203-1112 and the conference PIN is 6749019.

The Bon-Ton Stores, Inc. operates 280 department stores, which includes eleven furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and, under the Parisian nameplate, three stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Statements made in this press release, other than statements of historical information, are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, consumer spending patterns and debt levels, additional competition from existing and new competitors, inflation, changes in the costs of fuel and other energy and transportation costs, weather conditions that could negatively impact sales, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships, the ability to reduce SG&A expenses and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, EBITDA is defined as net loss before interest, income taxes, depreciation and amortization and amortization of lease-related interests. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and believe that it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses EBITDA internally to compare the profitability of our stores. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net income to EBITDA is provided in the financial schedules accompanying this release.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)	May 3,	February 2,
(Unaudited)	2008	2008
Assets
Current assets:
Cash and cash equivalents	$18,759	$21,238
Merchandise inventories	773,320	754,802
Prepaid expenses and other current assets	86,650	78,332
Deferred income taxes	17,536	17,536
Total current assets	896,265	871,908
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $446,120 and $418,279 at May 3, 2008 and February 2, 2008, respectively	880,399	885,455
Deferred income taxes	88,105	87,357
Goodwill	17,767	17,767
Intangible assets, net of accumulated amortization of $23,951 and $21,917 at
May 3, 2008 and February 2, 2008, respectively	163,464	165,872
Other long-term assets	36,977	39,272
Total assets	$2,082,977	$2,067,631
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$229,940	$220,158
Accrued payroll and benefits	39,660	49,902
Accrued expenses	154,177	166,603
Current maturities of long-term debt	5,797	5,656
Current maturities of obligations under capital leases	2,357	2,239
Income taxes payable	-	899
Total current liabilities	431,931	445,457
Long-term debt, less current maturities	1,142,813	1,079,841
Obligations under capital leases, less current maturities	66,599	67,217
Other long-term liabilities	110,955	112,055
Total liabilities	1,752,298	1,704,570
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 15,074,906 and 14,614,111 at May 3, 2008 and February 2, 2008, respectively	151	146
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at May 3, 2008 and February 2, 2008	30	30
Treasury stock, at cost - 337,800 shares at May 3, 2008 and February 2, 2008	(1,387)	(1,387)
Additional paid-in-capital	141,332	139,805
Accumulated other comprehensive income	1,814	799
Retained earnings	188,739	223,668
Total shareholders' equity	330,679	363,061
Total liabilities and shareholders' equity	$2,082,977	$2,067,631

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN	THIRTEEN
	WEEKS ENDED	WEEKS ENDED
(In thousands except share and per share data)	May 3,	May 5,
(Unaudited)	2008	2007

Net sales	$700,248	$737,561
Other income	22,775	22,861
	723,023	760,422

Costs and expenses:
Costs of merchandise sold	462,500	490,672
Selling, general and administrative	255,774	260,347
Depreciation and amortization	29,018	26,960
Amortization of lease-related interests	1,208	1,229
Loss from operations	(25,477)	(18,786)
Interest expense, net	24,362	27,469

Loss before income taxes	(49,839)	(46,255)
Income tax benefit	(15,776)	(16,956)

Net loss	$(34,063)	$(29,299)

Per share amounts –
Basic:
Net loss	$(2.03)	$(1.78)

Basic weighted average shares outstanding	16,777,587	16,481,756

Diluted:
Net loss	$(2.03)	$(1.78)

Diluted weighted average shares outstanding	16,777,587	16,481,756

Other financial data:
EBITDA (1)	$4,749	$9,403

(1) EBITDA Reconciliation
The following table reconciles net loss to EBITDA for the periods indicated:

	THIRTEEN	THIRTEEN
	WEEKS ENDED	WEEKS ENDED
(In thousands)	May 3,	May 5,
(Unaudited)	2008	2007

Net loss	$(34,063)	$(29,299)
Adjustments:
Income tax benefit	(15,776)	(16,956)
Interest expense, net	24,362	27,469
Depreciation and amortization	29,018	26,960
Amortization of lease-related interests	1,208	1,229

EBITDA	$4,749	$9,403

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor and Public Relations
mkerr@bonton.com